Exhibit 99.1

KIT digital Reports Preliminary Third Quarter 2010 Results

Q3 2010 Revenue Expected to Increase 147% y/y to $27+ Million, Driving Record Op. EBITDA of approximately $4.4 Million

NEW YORK, NY and PRAGUE, Czech Republic – November 8, 2010 – KIT digital, Inc. (NASDAQ: KITD), the leading global provider of video asset management solutions (VAMs) for multi-screen IP-based delivery, reported record preliminary third quarter results for the period ended September 30, 2010. All figures are listed in U.S. dollars.

Based on preliminary unaudited information, KIT digital management expects to report record revenue for the third quarter of 2010 in excess of $27 million, up more than 18% from $23.1 million in the previous quarter, and up more than 147% from $11.0 million in the third quarter of 2009.

Operating EBITDA (a non-GAAP metric management uses as a proxy for operating cash-flow) is expected to total approximately $4.4 million, up 5% from $4.2 million in the previous quarter, and up 376% from $927,000 in the third quarter of 2009.

The company expects to book a net loss for the third quarter 2010, after factoring in non-cash charges related to depreciation and amortization, stock-based compensation and derivative loss, as well as acquisition-related integration expenses.

Cash and cash equivalents at November 5, 2010 totaled approximately $45 million, as compared to $67.1 million at June 30, 2010. The decrease is due to acquisitions closed since June 30, 2010.

The remaining restructuring and integration charges from acquisitions completed earlier in 2010, as well as some integration charges from the acquisitions of Megahertz and Accela were all booked in Q3 2010, for a total of $4.5 million. The company anticipates reporting the Brickbox-related integration expenses in Q4 2010, as well as any remaining charges from previous acquisitions. “This will allow us to begin fiscal 2011 with very little residual restructuring or integration charges, and report standard EBITDA on our way to more EPS-focused reporting,” noted Kaleil Isaza Tuzman, chairman and CEO of KIT digital.

Beginning in 2011, the company plans to include the reporting of a new non-GAAP metric, adjusted EPS, which management defines as cash EPS after adding back direct M&A and financing costs. The company will not subtract restructuring and integration expenses from this adjusted EPS metric. “These preliminary record Q3 results reflect the strong state of our business and the IP video market in general,” commented Isaza Tuzman. “While we believe we could deliver higher operating margins in the short-term if we chose to, our focus is on long-term dominance in our industry segment, and we see a unique window of opportunity to extend our leadership at this time. To this end, we have been consciously investing in additional above-the-line resources in direct sales, channel sales, deployment and product development—and will continue to do so through the end of 2010 and during the first half of 2011.

“In addition to the successful integration of a couple of small acquisitions during Q3, we officially launched our mid-range, easily deployable ‘VX Vision’ product offering. Vision's roll out is progressing well, with substantial initial client uptake.

“We added more than 45 net new clients during the quarter, including several large new client wins among telco and network operators—which we will cover in more detail in our upcoming earnings release and presentation on November 22. We also signed a global partnership with a major global telco to roll out our VX Vision SaaS offering to hundreds of broadcasters globally. Monthly ARPU for net new clients in the quarter exceeded $23,000, reflecting our ongoing focus on the high-end of the market.”

To view a replay of the company’s online broadcast demo of its VX-one video management platform including a preview of its new VX Vision product offering, visit http://kitd.com/ib/2010Q4Demo/demo.php. The demo shows how KIT digital’s enterprise clients like FedEx, AstraZeneca, Delta, National Geographic, Telecom Argentina, The Knot and others acquire, manage, distribute and monetize video assets across the multiple screens of the mobile and tablet device, browser and IP-enabled television.

In the third quarter, the company also made several key executive appointments, including Steve Chung, KIT digital’s new EVP of strategic initiatives who was previously chief strategy officer & EVP of global markets at CDNetworks, and Richard Craig-McFeely, KIT digital’s new SVP of corporate sales who was formerly director of sales at Quantel. Both Chung and Craig-McFeely are based in KIT digital’s Prague headquarters.

Financial and Strategic Outlook

For fiscal 2010, the company expects to report revenue exceeding $100 million, increasing more than 109% over 2009. Management expects operating EBITDA for the year of approximately $18 million, up 267% over the previous year.

While Q3 2010 day sales outstanding (“DSOs”) were skewed by the acquisitions at the end of the quarter, KIT’s management estimates that DSOs in Q4 2010 will be in line with or below the company’s historical average of 85-90 days.

For fiscal 2011, KIT digital management expects organic revenue (prior to any acquisition activity) to be in excess of $152.5 million, with an EBITDA margin for the year of at least 21.5%.

“We are currently considering the possibility of spinning out a material portion of our professional services and non-SaaS activities that may be more beneficial to work with on an arms’ length basis, and allow us to focus even more on our core SaaS business,” said Isaza Tuzman. “If we can achieve the price and terms we would like for this transaction and we complete the sale during the current fourth quarter, we expect that our adjusted 2011 revenue target (prior to any acquisition activity) would be in excess of $137.5 million, with an EBITDA margin of at least 24%.

”We aim to extend our industry leadership position from our current estimated 20%+ global market share to more than 50% within the next 12 to 18 months—a threshold at which we believe economies of scale in client delivery and R&D will be particularly powerful and will maximize strategic value for the company—and we plan to achieve this by complementing vanguard organic growth with highly selective, accretive acquisitions.

“Consistent with our previously stated strategic mandate, we continue to look at relatively small acquisitions that add geographical and sales vertical reach, which we intend to fund out of our treasury, cash from operations or limited assumption of debt. At the same time, we are considering more ‘transformative’ opportunities, where we might be able to acquire a top competitor and significantly extend our market share. For this type of opportunity, we would potentially raise outside private or public equity capital. That said, we would not raise equity capital if we did not believe we could deploy it in an accretive manner and within a reasonable timeframe. We continue to be a very dilution-sensitive management team, having invested significant personal capital alongside outside investors.

“The BRIC markets continue to be a strong growth driver for KIT digital. Further expansion into Brazil, Greater China and other parts of East Asia are strategic objectives for 2011, as is expansion into areas of Europe where we are not as strong as we would like to be—despite our overall number one position in the Eurozone. We also see greater opportunity for growth in specialized client verticals in which our software is deployed—in particular telco operators, sports associations and governmental entities—as well as in innovative social media tools to add to our platform.”

The company recently hired Allen & Company LLC as a strategic advisor.

Q3 2010 Full Results and Conference Call

As previously announced, KIT digital will issue complete third quarter 2010 results on Monday, November 22, 2010. The company's executive management team will host a conference call to discuss the results at 10:30 a.m. Eastern Time (4:30 p.m. Central European Time) on the same day. The conference call will begin with an online video presentation hosted by KIT digital's executive management team, followed by a question and answer session.

The video broadcast of the presentation will be streamed online via a link provided in the Investor Relations section of the company's website. Please visit the website in advance of the call in order to download and install the secure player required for access.

The Q&A portion will not be video webcasted. For participants who wish to listen to and participate in the Q&A, or access the call via telephone only, please dial the conference telephone number below at least 5-10 minutes prior to the scheduled start time:

Date: Monday, November 22, 2010
Time: 10:30 a.m. Eastern Time (4:30 p.m. Central European Time)
Dial-in # (North America): +1-800-862-9098
Dial-in # (outside of North America): +1-785-424-1051
Conference ID: 7KITDIGITAL

If you are planning to watch the video webcast, but will also dial in to participate in the Q&A session following management's presentation, please remember to place your telephone handset down until the Q&A session begins and listen to management's presentation through your computer speakers. This will help avoid the necessary audio lag time between the phone line and the Internet audio streaming.

If you have any difficulty connecting with the conference call, please contact Liolios Group at +1-949-574-3860.

An online replay of the entire broadcast and Q&A will be available via the Investor Relations section of the company's website later that day. A telephone replay of the call also will be available after 1:30 p.m. Eastern Time and until December 22, 2010:

Toll-free replay # (North America): +1-877-870-5176
International replay # (outside of North America): +1-858-384-5517
Replay pin number: 11022

About KIT digital, Inc.

KIT digital (NASDAQ: KITD) is a leading global provider of video asset management solutions (VAMs) for multi-screen IP-based delivery. KIT VX-one, the company's family of end-to-end software platform solutions, enables enterprise clients to acquire, manage and distribute video assets across the three screens of today's world: the personal computer, mobile device and IPTV-enabled television set. The application of VX ranges from commercial video distribution to internal corporate deployments, including corporate communications, human resources, training, security and surveillance. KIT digital's client base includes more than 1,200 customers across 40+ countries, including The Associated Press, BBC, Best Buy, Bristol-Myers Squibb, Disney-ABC, FedEx, General Motors, Google, Hewlett-Packard, Home Depot, IMG Worldwide, ESPN Star, MediaCorp, News Corp, Telefonica, Universal Studios, Verizon and Vodafone. KIT digital is headquartered in Prague, and maintains principal offices in Atlanta, Beijing, Boston, Buenos Aires, Cairo, Cambridge (UK), Chennai, Cologne, Delhi, Dubai, Kolkata, London, Los Angeles, Melbourne (Australia), Mumbai, New York, Singapore, Sofia (Bulgaria), Stockholm and Toronto. For additional information, visit www.kitd.com or follow the company on Twitter at www.twitter.com/KITdigital.

About the Presentation of Operating EBITDA

Management uses operating EBITDA for forecasting and budgeting, and as a proxy for operating cash flow. Operating EBITDA is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation, or as an alternative to net income, operating income or other financial measures reported under GAAP. The company defines operating EBITDA as earnings before: non-cash derivative income/loss, non-cash stock based compensation; acquisition-related restructuring costs and integration expenses; impairment of property and equipment; merger and acquisition expenses; and depreciation and amortization. Other companies (including the company's competitors) may define operating EBITDA differently. The company presents operating EBITDA because it believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in a similar industry. Management also uses this information internally for forecasting, budgeting and performance-based executive compensation. It may not be indicative of the historical operating results of KIT digital nor is it intended to be predictive of potential future results. See "GAAP to non-GAAP Reconciliation" table in the company's second quarter 2010 results press release for further information about this non-GAAP measure and reconciliation of operating EBITDA to net loss for the periods indicated.

KIT digital Contact:
Adam Davis
Global Communications Manager
Tel. +1-609-468-9500
adam.davis@kitd.com

KIT digital Investor Relations Contact:
Matt Glover or Geoffrey Plank
Liolios Group, Inc.
Tel. +1-949-574-3860
info@liolios.com